Exhibit 10.19

FORM OF

CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT

UNDER THE AMENDED AND RESTATED

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

2007 EQUITY INCENTIVE PLAN

FORM OF INDEPENDENT DIRECTORS AWARD AGREEMENT

This CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of [            ], is made by and between OZ Management LP, a Delaware limited partnership (the “Company”), and [            ] (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Share Units. Subject to all of the terms and conditions of this Award Agreement and the Plan, the Company hereby grants to the Participant [            ] Class A restricted share units (the “RSUs”).

2. Form of Payment.

(a) Except as otherwise provided in this Award Agreement or the Plan, each RSU granted hereunder shall represent the right to receive one Class A Share on the third business day following the date of Termination (as defined in Section 3(c) below) to the extent such RSU has vested in accordance with the vesting schedule set forth in Exhibit A hereto.

(b) In addition, the Participant will be credited with Distribution Equivalents with respect to the RSUs, calculated as follows: on each date that a cash distribution is paid by Och-Ziff Capital Management Group LLC to all holders of Class A Shares as of a certain record date (the “Applicable Record Date”) while the RSUs are outstanding, the Participant’s account shall be credited with one of the following: (i) the right to receive an amount of cash equal to the amount of such Distribution Equivalents or (ii) an additional number of RSUs equal to the number of whole Class A Shares (valued at Fair Market Value on such date or the immediately preceding trading day as determined by the Administrator in its discretion) that could be purchased on such date with the aggregate dollar amount of the cash distribution that would have been paid on the RSUs had the RSUs been issued as Shares, provided that this Award Agreement was executed by the Company and the Participant as of or prior to the Applicable Record Date. The Participant’s right to receive cash or additional RSUs credited under this Section shall be the same as the rights of employees granted RSUs as determined by the Administrator with respect to each such employee pursuant to their RSU award agreements. The Participant’s right to receive cash or additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder and will be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Any RSUs credited to the Participant’s account may, in the sole discretion of the Administrator as determined at the time such Distribution Equivalent is credited to the Participant’s account, be eligible to receive additional Distribution Equivalents.

3. Restrictions

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c) below, the RSUs shall become vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Restricted Period”) and the Class A Shares to which any such vested RSUs relate shall become issuable hereunder on the third business day following the date of Termination (provided, that such issuance is otherwise in accordance with federal and state securities and tax laws, including satisfaction of all withholding requirements).

(c) Except as otherwise provided under the terms of the Plan or in the vesting schedule attached hereto, if the Participant’s service as director is terminated for any reason (“Termination”), then this Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided under the terms of the Plan or in the vesting schedule attached hereto, the RSUs that are subject to restrictions upon the date of Termination shall be forfeited without payment of any consideration, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

4. Voting and Other Rights. The Participant shall have no rights of a shareholder (including the right to distributions) unless and until Class A Shares are issued following vesting of the Participant’s RSUs.

5. Award Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant or from the Class A Shares otherwise issuable in respect of the RSUs any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting or payment of any RSU.

7. No Rights to Continuation of Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the service of Och-Ziff Capital Management Group LLC (“Och-Ziff”) or any Subsidiary or Affiliate thereof or shall interfere with or restrict the right of Och-Ziff or its shareholders to terminate the Participant’s provision of services as a director of Och-Ziff at any time for any reason whatsoever, with or without cause.

8. Section 409A Compliance. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service for purposes of this Award Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, payment shall be made in accordance with Exhibit A, notwithstanding any provision for accelerated vesting under the Plan. Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any RSUs are payable to a “specified employee” (within the meaning of Section 409A of the Code) upon a separation from service and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

9. Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10. Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, permitted transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

11. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

12. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

13. Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Entire Award Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation, its General Partner

By:
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement.

PARTICIPANT

Signature

Print Name:

Address:

EXHIBIT A

1.	General Vesting Schedule.

Subject to Section 2 below, thirty-three and one-third percent (33 1/3%) of the RSUs shall vest on each of the first three anniversaries of [            ] (the “Vesting Date”), provided that the Participant remains continually in the service as a director of Och-Ziff (including any periods of approved leave) from the Vesting Date through each such anniversary date. With respect to each vested RSU, the Participant shall be entitled to receive one Class A Share on the third business day following the date of Termination.

2.	Accelerated Vesting.

Except as otherwise set forth in the vesting schedule above, upon (i) a Change of Control, (ii) the Participant’s death or (iii) the Participant’s Disability, each RSU shall become vested and nonforfeitable and the Participant shall be entitled to receive one Class A Share on the third business day following the date of Termination.